Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

Virginia Financial Group Declares Cash Dividend and 3-for-2 Stock Split

CULPEPER, VA — Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that its Board of Directors has declared a quarterly cash dividend of $.23 per share and a three-for-two stock split in the form of a 50% stock dividend.

The quarterly cash dividend is payable on August 28, 2006 to shareholders of record as of August 7, 2006. This dividend represents an increase of $.02 per share or 9.5% increase from the August 2005 quarterly dividend of $.21 per share. Based on the July 18, 2006 closing price of a share of Company stock, the annual dividend rate of $.92 per share represents a yield of 2.36%.

The stock dividend will be paid on September 6, 2006 to stockholders of record on August 14, 2006. As of July 18, 2006, there were approximately 7,181,185 shares of Company stock issued and outstanding. The Company expects that its common stock will begin trading on a split-adjusted basis on September 7, 2006.

“We are pleased to reward our stockholders with these opportunities to benefit from the financial performance and growth in our Company” said O. R. Barham, Jr., President and Chief Executive Officer. “We anticipate that the stock dividend will increase the liquidity of our stock, allowing potential new owners to participate in our ongoing success and expansion.”

Virginia Financial Group, with $1.6 billion in assets, is one of the largest Virginia based community bank holding companies. It is the parent company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management services via its trust company affiliate. The organization maintains a network of thirty-seven branches serving Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets, and loan production offices located in Charlottesville and Lynchburg. For more investor information, please visit our website at www.vfgi.net.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. The Company wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect the Company’s actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from the Company’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in the Company’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to the Company’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.